Exhibit 107
Calculation of Filing Fee Tables
Form
424(b)(2)
(Form Type)
DENTSPLY SIRONA INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and

Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	8.375% Junior Subordinated Notes due 2055	457(r)	$550,000,000	100%	$550,000,000	0.0001531	$84,205

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$550,000,000		$84,205

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							0.00

	Net Fee Due							$84,205
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, DENTSPLY SIRONA Inc. (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on
Form S-3 (Registration No. 333-286281), filed
with the Securities and Exchange Commission (the “SEC”) on March 31, 2025. This filing fee exhibit is in connection with a final prospectus supplement (the “prospectus supplement”) dated June 5, 2025, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act for the related offering.